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                                                                   EXHIBIT 99.1


                   viaLINK RECEIVES NASDAQ STAFF DETERMINATION

DALLAS, TEXAS - AUGUST 13, 2001 - The viaLink Company (Nasdaq: VLNK), the leading provider of data synchronization services to the food, retail and foodservice industries, today announced that it received a letter from The Nasdaq Stock Market, Inc., pursuant to Nasdaq Marketplace Rule 4815 (b), containing a Nasdaq staff determination that the company does not comply with the minimum market capitalization requirement for continued listing on The Nasdaq National Market.

viaLink will request a hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination. According to Nasdaq procedures, the hearing date will be set, to the extent practicable, within 45 days of the request, and viaLink's Common Stock will continue to trade on The Nasdaq National Market pending the Panel's decision.

The viaLink Company (Nasdaq: VLNK) is a leading supply chain management company providing business-to-business electronic commerce services that enable bricks and mortar companies to manage their highly complex supply chain information. viaLink's core service, syncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (food brokers), retailers and foodservice operators to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The viaLink Partner Package is a suite of advanced e-commerce services, which give trading partners visibility into product movement through the supply chain and enable more collaborative business processes. These services include clearLink(SM), promoLink(SM), honor check-in and sbtLink(SM). For more information, visit viaLink's website: www.vialink.com.

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LARRY MARSHALL
 Corporate Communications Director
 The viaLink Company
 972.934.5668 (tel)
 972.934.5555 (fax)